Exhibit 3

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 16, 2012, (this “Agreement”), by and among Summer Holdings II, Inc., a Delaware corporation (“Parent”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Summer Merger Sub, Inc., a Texas corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and The Edelman Financial Group Inc., a Texas corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and as a wholly owned Subsidiary of Parent;

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner of the number of outstanding shares of Company Capital Stock set forth opposite such Stockholder’s name on Schedule 1 hereto (with respect to each Stockholder, the “Existing Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and incur the obligations set forth therein, the Stockholders have agreed to enter into this Agreement; and

WHEREAS, concurrent with the execution and delivery of this Agreement, each Stockholder is entering into the Contribution Agreement (as amended, the “Contribution Agreement”), by and among Lee Summer, LP, a Delaware limited partnership, Lee Summer GP, LLC, a Delaware limited liability company, and the Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms.  The following terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

(a) “Beneficial Ownership” by a Person of any security means ownership by such Person who, directly or indirectly (including through such Person’s Control of another Person), has: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings. For the purpose of this Agreement, no Stockholder shall be deemed to Beneficially Own any Company Capital Stock held by the Company or its Subsidiaries in proprietary trading accounts.

(b) “Company Capital Stock” means the common stock, par value $0.01 per share, of the Company and all capital stock or other voting securities into which the common stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(c) “Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(d) “Covered Shares” means, with respect to a Stockholder, the Existing Shares and any shares of Company Capital Stock or other voting capital stock of the Company that the Stockholder acquires Beneficial Ownership of after the date of this Agreement and prior to the Expiration Date (as defined herein).

(e) “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, or enter into any Contract or make any other arrangement or grant any option or other rights with respect to any of the foregoing.

ARTICLE II

VOTING

2.1   Agreement to Vote.  From and after the date hereof until the Expiration Date, each Stockholder hereby agrees that at the Company Shareholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the stockholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, such Stockholder shall, and shall cause any holder of record of its Covered Shares to (in each case to the extent that such matters are submitted to the vote or written consent of the stockholders of the Company and the Covered Shares are entitled to vote thereon or consent thereto):

(a) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Company for written consent, if any;

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby (irrespective of any Change of Recommendation), and (ii) in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement; and

(c)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (i) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement or in the Contribution Agreement (to the extent such Stockholder is a party thereto), or (B) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Organizational Documents), (ii) against any Competing Proposal, and (iii) against any change in the composition of the Board of Directors of the Company.

(d) Notwithstanding anything to the contrary contained in this Section 2.1, Section 2.2 or elsewhere in this Agreement, the obligations of any Stockholder to vote, approve, appear, consent or otherwise undertake any action whatsoever in respect of its Covered Shares in accordance with this Agreement, shall be subject to and conditioned upon (i) Parent’s compliance in all material respects with its obligations under this Agreement and (ii) there not having occurred any Adverse Amendment or Waiver (as defined Contribution Agreement) without the prior written consent of Fredric M. Edelman.

2.2   Grant of Proxy.  Each Stockholder hereby irrevocably grants a proxy to, and appoints, Parent and any designee of Parent, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Stockholder’s name, place and stead, solely to the extent necessary to permit Parent or such designee of Parent to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the period commencing on the date hereof and ending on the Expiration Date with respect to all of such Stockholder’s Covered Shares in accordance with, and only in accordance with and to the extent of the matters addressed in, Section 2.1 hereof.  This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Merger Sub, and to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the Texas Business Organizations Code (the “TBOC”), (b) revokes any and all prior proxies granted by such Stockholder with respect to its Covered Shares and agrees that, prior to the Expiration Date, no subsequent proxy will be given by such Stockholder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in accordance with the terms hereof. Each Stockholder shall take such further action or execute such other instruments as may be necessary or desirable to effectuate the intent of this proxy in accordance with the relevant provisions of the TBOC or any other applicable Law.  The power of attorney granted by such Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement in accordance with Section 5.1.  None of Parent, any Parent Related Party or any Representative of any of them, shall incur any liability or obligation to any Stockholder, directly or indirectly, in connection with, or as a result of, any exercise of the proxy granted to Parent or any designee of Parent in accordance with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to Parent as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  With respect to each Stockholder that (i) is not a natural person, such Stockholder (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and (B) has all corporate, limited partnership, trust or other organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (ii) is a natural person, he or she has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his, her or its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement (including the irrevocable proxy granted herein), the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated by this Agreement.

(b) Ownership.  Such Stockholder is the Beneficial Owner of and has good and valid title to such Stockholder’s Existing Shares, free and clear of any Liens.  As of the date of this Agreement, such Stockholder’s Existing Shares constitute all of the shares of Company Capital Stock Beneficially Owned or owned of record by such Stockholder.  Such Stockholder is the sole Beneficial Owner and has and will have at all times through the Expiration Date sole Beneficial Ownership, sole voting power (including the right to Control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement.

(c) Non-Contravention.  The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement, do not and will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon his, her or its assets or properties under, any provision of (A) if such Stockholder is not a natural person, any charter or organizational documents of such Stockholder, (B) any Contract to which such Stockholder is party or by which any of his, her or its assets or properties is bound and (C) any Order or Law applicable to such Stockholder or his, her or its assets or properties or (ii) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity, other than compliance with the applicable requirements of the Exchange Act.

(d) No Inconsistent Agreements.  Except for this Agreement, such Stockholder has not: (i) entered into any Contract, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares having terms inconsistent with, in any respect, the Stockholder’s obligations hereunder, (ii) granted any proxy, consent or power of attorney with respect to any of the Covered Shares that remains in effect as of the date hereof or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Stockholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of such Stockholder’s obligations under this Agreement.  Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement and the Contribution Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(e) No Action.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder that (i) challenges the validity of this Agreement or (ii) could reasonably be expected to impair the ability of such Stockholder to timely perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) No Brokers.  No broker, finder, investment banker or other Person is entitled to any fee or commission from Parent, Merger Sub, the Company or any of its Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Limitation on Representations. For the avoidance of doubt, no Stockholder is making any representation with respect to actions taken by such Stockholder to the extent taken in such Stockholder’s capacity as an officer or director of the Company, in the name and on behalf of the Company.

3.2   Representations and Warranties of Parent.  Parent represents and warrants to each Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  Parent has all corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms.  The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.

(b) Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement do not and will not: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of Parent’s Subsidiaries under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (x) the charter or organizational documents of Parent, (y) any Contract to which Parent is a party or by which any of its properties or assets is bound or (z) any Order or Law applicable to Parent or (ii) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act, except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to have a materially adverse effect on the ability of Parent to timely perform any of its obligations hereunder in any material respect.

ARTICLE IV

OTHER COVENANTS

4.1   Prohibition on Transfers.  No Stockholder shall, nor shall such Stockholder permit his or its affiliates to, Transfer of any of the Covered Shares, Beneficial Ownership thereof or any other interest therein.  Any attempted Transfer of any Covered Shares or any interest therein shall be null and void.  This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Stockholder’s successors or assigns.

4.2   Additional Shares.  Each Stockholder agrees to promptly notify Parent of the number of additional shares of Company Capital Stock acquired by such Stockholder after the date hereof and prior to the Expiration Date.  Any such additional shares shall automatically become subject to the terms of this Agreement as Covered Shares as though Beneficially Owned by such Stockholder as of the date hereof.

4.3   No Inconsistent Agreements.  From and after the date hereof until the Expiration Date, no Stockholder shall: (a) enter into any Contract with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, in each case except in connection with the transactions contemplated hereby or by the Merger Agreement or Contribution Agreement, (b) create or permit to exist any Lien that could (i) prevent such Stockholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, or (ii) invalidate or revoke the proxy granted, pursuant to Section 2.2 or (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares.

4.4   No Solicitation.  Each Stockholder, in his or her capacity as a stockholder, hereby agrees that during the term of this Agreement, such Stockholder shall not, and shall use reasonable best efforts to cause his or her affiliates and Representatives acting on such Stockholder’s behalf not to, (a) solicit, initiate, knowingly facilitate or knowingly take any action designed to encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or may reasonably be expected to constitute, a Competing Proposal, (b) enter into or participate in any discussion with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the property, books or records of the Company or its Subsidiaries to, any Person that, to the knowledge of such Stockholder, is seeking to make, or has made, a Competing Proposal, (c) alone or together with any Person, make a Competing Proposal, or (d) publicly propose to do any of the foregoing.  Notwithstanding the foregoing, each Stockholder may, and may authorize its affiliates and Representatives to, take any action specified in this Section 4.4 to the extent and at the times that the Company is permitted to take such actions under Section 7.3 of the Merger Agreement, provided that prior to the Expiration Date, such Stockholder will not, in his or her capacity as a stockholder, enter into any Contract or other agreement with respect to such Stockholder’s participation therein.

4.5   Waiver of Appraisal and Dissenters’ Rights.  Each Stockholder hereby waives, and agrees not to assert or perfect, and shall cause any of his, her or its affiliates who hold of record any of such Stockholder’s Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Subchapter H of Chapter 10 of the TBOC by virtue of ownership of the Covered Shares.

4.6  TBOC Requirements.

(a) In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on the share certificates for the Covered Shares, subject to the prompt termination of such stop transfer order and the removal of such legend promptly following any termination of this Agreement: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF APRIL 16, 2012, BY AND AMONG SUMMER HOLDINGS II, INC., THE EDELMAN FINANCIAL CENTER, INC. AND FREDRIC M. EDELMAN. ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

(b) Each Stockholder hereby agrees that it will promptly authorize and instruct the Company to maintain a copy of this Agreement at either the principal executive office or the registered office of the Company.

4.7    Further Assurances.  No Stockholder shall, in his, her or its capacity as a stockholder, commence or participate in any shareholder-initiated  claim (derivative or otherwise) against Parent, Merger Sub, the Company or any of their respective Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, and each Stockholder shall take such actions within such Stockholder’s control to opt out of any class in any class actions with respect to any such claim.  For the avoidance of doubt, the foregoing shall not restrict the right of any Stockholder to enforce its rights pursuant to this Agreement, the Contribution Agreement or the Merger Agreement, including in connection with any claim of the Company authorized by the Board of Directors of the Company or the special committee of the Board of Directors of the Company.

ARTICLE V

MISCELLANEOUS

5.1   Termination.  This Agreement and all obligations of the parties hereunder, shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) consummation of the Merger or (d) the termination of the Contribution Agreement in accordance with the terms thereof (such earliest date among the dates set forth in clauses (a) through (d) of this Section 5.1, inclusive, the “Expiration Date”); provided, that (i) no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement prior to such termination and (ii) the provisions of Article V will survive any such termination.

5.2   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the provisions of the TBOC are applicable, in which case the relevant provisions of the TBOC shall apply.

5.3   Submission to Jurisdiction; Service.  Each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (d) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement.  Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

5.4 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4:

(a) if to Parent:

To:

Summer Holdings II, Inc.
c/o Lee Equity Partners, LLC
650 Madison Avenue – 21st Floor
New York, NY  10022
Attention:  Mark K. Gormley
Facsimile: (212) 702-3787
E-mail: mgormley@thlcapital.com
Attention: Benjamin Hochberg
Facsimile: (646) 346-1434
E-mail: bhochberg@thlcapital.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Christopher Ewan
Attn: David Shine
Facsimile: (212) 859-4000
E-mail: christopher.ewan@friedfrank.com
E-mail: david.shine@friedfrank.com

(b) if to the Company

To: The Edelman Financial Group Inc. 600 Travis, Suite 5800 Houston, Texas 77002 Attn: John T. Unger Facsimile: (713) 220-5182 E-mail: john.unger@edelmanfinancial.com with copies (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas  75201-2975
Attn: Alan J. Bogdanow
Attn: Stephen M. Gill
Facsimile: (214) 999-7857
Email:   abogdanow@velaw.com
Email:   sgill@velaw.com
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas  77002
Attn: Timothy T. Samson
Facsimile: (832) 397-8068
E-mail:  timothy.samson@tklaw.com

 (c) if to any Stockholder: to such Stockholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

5.5   Amendment.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent and each Stockholder; provided that (i) matters that only affect the right of a particular Stockholder or Stockholders shall only require an instrument in writing signed by Parent and such Stockholder or Stockholders and (ii) any amendment, modification or supplement (including any termination of the Agreement other than in accordance with Section 5.1) that would reasonably be expected to impact the likelihood or the timeliness of the consummation of the transactions contemplated by the Merger Agreement or have a material adverse effect on the Company shall also require the written consent of the Company (which shall not be unreasonably withheld or delayed). The Company shall be a third party beneficiary hereof with respect to clause (ii) of this Section 5.5.

5.6  Extension; Waiver.  At any time before the termination of this Agreement, Parent, on the one hand, and any of the Stockholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement; provided that any such extension or waiver by Parent that would reasonably be expected to impact the likelihood or the timeliness of the consummation of the transactions contemplated by the Merger Agreement or have a material adverse effect on the Company shall require the written consent of the Company (which shall not be unreasonably withheld or delayed).  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

5.7   Entire Agreement.  This Agreement, the Merger Agreement, the Contribution Agreement, and the documents referenced herein and therein, constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5.8   No Third-Party Beneficiaries.  This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and the Stockholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and the Stockholders) any legal or equitable right, benefit or remedy of any nature whatsoever; provided that the Company shall be a third party beneficiary solely (a) to the extent set forth in Section 5.5 and Section 5.6 and (b) to enforce the obligations of the Stockholders set forth in Section 2.1.

5.9   Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the Merger is consummated and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10   Rules of Construction.  It is the intention of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The section headings contained in this Agreement are inserted for convenience only and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of this Agreement.

5.11   Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided that Parent may transfer or assign, in its sole discretion, its rights and obligations under this Agreement, in whole or from time to time in part to one or more of its Affiliates; provided further that such transfer or assignment shall not relieve Parent of its obligations hereunder.  Any purported assignment in violation of the foregoing shall be void.

5.12   Specific Performance.  Each party hereto hereby acknowledges and agrees that the other parties (and, to the extent of its rights expressly provided pursuant to Section 5.5 and Section 5.6, the Company) would incur irreparable harm or injury for which money damages would not be an adequate remedy if for any reason a party fails to perform any of such party’s obligations under this Agreement in accordance with their specific terms.  Accordingly, each party agrees that the other parties (and, to the extent of its rights expressly provided pursuant to Section 5.5 and Section 5.6, the Company) shall be entitled, in seeking to enforce this Agreement against any the other parties hereto, to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity.  Each party hereto hereby waives any requirement for the posting of any bond or similar collateral in connection therewith and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the enforcing party (or, to the extent of its rights expressly provided pursuant to Section 5.5 and Section 5.6, the Company) has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

5.13   Stockholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares.  Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any employee, officer or director of the Company (or Subsidiary of the Company) in his or her capacity as an employee, director or officer of the Company (or Subsidiary of the Company), including participating on behalf of, and in his or her capacity as an employee, director or officer of, the Company (or Subsidiary of the Company) in any discussions or negotiations with Parent or with any third Person.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or restrict any Stockholder from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.  Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.14   No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares except, in each case, as provided in this Agreement.

5.15   Action by the Company.  No waiver, consent, extension, amendment or other action by or on behalf of the Company pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent, extension, amendment or other action is expressly approved by the Special Committee.

5.16   Fees and Expenses.  Except as may otherwise be agreed in writing by the parties hereto, all costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

5.17   Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

5.18   Fredric Edelman Guarantee.   Fredric M. Edelman agrees to take all action necessary to cause The Edelman Financial Center, Inc. to perform all of its agreements, covenants and obligations under this Agreement. Fredric M. Edelman unconditionally guarantees to Parent the full and complete performance by The Edelman Financial Center, Inc. of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of The Edelman Financial Center, Inc. under this Agreement to the same extent that The Edelman Financial Center, Inc. is so liable.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties to this Agreement as of the date first written above.

PARENT:	SUMMER HOLDINGS II, INC.
	By:	/s/ Mark K. Gormley
		Name:	Mark K. Gormley
		Title:	President

STOCKHOLDERS:	SUMMER HOLDINGS II, INC.
	By:	/s/ Fredric M. Edelman
Fredric M. Edelman

THE EDELMAN FINANCIAL CENTER, INC.
By:	/s/ Fredric M. Edelman
	Name:	Fredric M. Edelman
	Title:	Chief Executive Officer

Schedule 1

STOCKHOLDERS

Stockholder	Existing Shares
Fredric M. Edelman 4000 Legato Road, 9th Floor Fairfax, VA 22033 Facsimile: (703) 818-1910	261,050
The Edelman Financial Center, Inc. Attn: Fredric M. Edelman 4000 Legato Road, 9th Floor Fairfax, VA 22033 Facsimile: (703) 818-1910	3,149,287